Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
*** CORRECTED ***
April 26, 2018

DELUXE REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
Revenue increases 0.8% over last year - exceeds high end of outlook
Diluted EPS $1.31; Adjusted diluted EPS of $1.39 - exceeds high end of adjusted EPS outlook

St. Paul, Minn. – April 26, 2018 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the first quarter ended March 31, 2018. Key financial highlights include:

	1st Quarter 2018	1st Quarter 2017	% Change
Revenue	$491.9 million	$487.8 million	0.8%
Net Income	$63.3 million	$57.1 million	10.9%
Diluted EPS – GAAP	$1.31	$1.16	12.9%
Adjusted Diluted EPS – Non-GAAP	$1.39	$1.25	11.2%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue exceeded the high end of the range of the Company’s prior outlook driven primarily by strong performance in the Financial Services segment. GAAP diluted EPS was $1.31 and included aggregate charges of $0.08 per share primarily for restructuring, integration and transaction costs, and an asset impairment charge. Excluding these items, adjusted diluted EPS exceeded the high end of the range of the prior outlook driven primarily by the strong results in Financial Services.

“We delivered a very strong first quarter to start off the year,” said Lee Schram, CEO of Deluxe. “Diluted EPS ended at the high-end of our outlook and both revenue and adjusted diluted EPS exceeded our outlook. We grew marketing solutions and other services revenue over 12 percent from last year and it now accounts for over 39 percent of total revenue. Looking ahead, we continue to believe our transformation will deliver a ninth consecutive year of revenue growth.”

First Quarter 2018 Highlights

•
Revenue increased 0.8% year-over-year, driven by Small Business Services growth of 2.7% which includes the results of several small tuck-in acquisitions. Financial Services revenue was flat compared to the prior year.

•	Revenue from marketing solutions and other services (MOS) increased 12.2% year-over-year and grew to 39.3% of total revenue in the quarter.

•
Gross margin was 61.6% of revenue, compared to 63.2% in the first quarter of 2017. The impact of product and service mix and increased delivery and material costs this year, as well as acquisitions, was only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense decreased 2.7% from last year primarily due to continued cost reduction initiatives compared to the prior year, re-calendarization of paid time-off and lower legal costs which were partially offset by additional SG&A expense from acquisitions. SG&A as a percent of revenue was well leveraged at 43.0% in the quarter compared to 44.5% last year. Included in SG&A were gains from sales of businesses within Small Business Services of $7.2 million, compared to gains recognized in the first quarter of 2017 of $6.8 million.

•
Operating income increased 3.2% year-over-year. Adjusted operating income, which excludes restructuring, integration and transaction costs, as well as asset impairment charges, in both periods, increased 0.9% year-over-year primarily from price increases and continued cost reduction initiatives, partially offset by the continuing decline in check and forms usage.

•
Diluted EPS increased $0.15 per share year-over-year and included aggregate net charges of $0.08 per share for restructuring, integration and transaction costs, as well as an asset impairment charge and costs related to the retirement of term loans under our previous credit facility, partially offset by a small favorable adjustment related to federal tax reform. Adjusted diluted EPS, which excludes these items, increased 11.2% year-over-year. Our lower income tax rate in 2018, primarily due to the Tax Cuts and Jobs Act of 2017, contributed $0.10 to the increase in EPS. Additionally, EPS benefitted from favorable operating performance and lower shares outstanding.

Segment Highlights
Small Business Services

•
Revenue of $316.3 million was in-line with our expectations and increased 2.7% year-over-year due primarily to increased MOS revenue, partially offset by the decline in check and forms usage. From a channel perspective, revenue increased in online, major accounts, and Canada, and included benefits from previous price increases.

•
Operating income of $58.9 million increased $6.6 million from last year. Adjusted operating income, which excludes restructuring, integration and transaction costs, as well as asset impairment charges, increased $4.2 million or 0.8 points year-over-year. This increase was due to price increases and continued cost reductions, which were partially offset by the secular decline in check and forms usage.

Financial Services

•
Revenue of $140.6 million was better than our expectations and was flat year-over-year. MOS revenue increased 10.1% year-over-year driven by the acquisition of RDM Corporation in April 2017 and increased data-driven marketing solutions. These increases were offset by the secular decline in check usage.

•
Operating income of $18.0 million decreased $2.2 million compared to last year. Adjusted operating income decreased $1.7 million or 1.2 points year-over-year. This decrease was due to the secular decline in check usage and the loss of revenue and operating income from Deluxe Rewards highlighted in previous quarters, partially offset by continued benefits of cost reductions and lower legal costs.

Direct Checks

•	Revenue of $35.0 million was in-line with our expectations and declined 10.0% year-over-year due primarily to the secular decline in check usage.

•	Operating income of $10.8 million decreased $1.7 million or 1.2 points compared to last year primarily due to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first quarter of 2018 was $80.8 million, an increase of $6.5 million compared to 2017.

•	The Company repurchased $20.0 million of common stock in open market transactions during the quarter.

•
In March, the Company executed a new 5-year revolving credit facility, increasing the size slightly to $950.0 million. At the end of the first quarter, the Company had $742.5 million of total debt outstanding, $740.6 million of which was outstanding under the revolving credit facility.

Second Quarter 2018:	Current Outlook (4/26/2018)
Revenue	$492 to $499 million
Diluted EPS – GAAP(1)	$1.22 to $1.28
Adjusted Diluted EPS – Non-GAAP	$1.29 to $1.35

Full Year 2018:	Current Outlook (4/26/2018)	Prior Outlook (1/25/2018)
Revenue	$2.065 to $2.085 billion	$2.065 to $2.105 billion
Marketing Solutions & Other Services (MOS) Revenue	$910 to $925 million	$910 to $940 million
MOS Revenue % of Total Revenue	45%	45%
Diluted EPS – GAAP(1)	$5.34 to $5.54	$5.42 to $5.67
Adjusted Diluted EPS – Non-GAAP	$5.60 to $5.80	$5.55 to $5.80
Operating Cash Flow	$360 to $380 million	$360 to $380 million
Prepaid Product Discount Payments	approx. $27 million	approx. $27 million
Capital Expenditures	approx. $55 million	approx. $55 million
Depreciation and Amortization	approx. $143 million	approx. $146 million
Acquisition-Related Amortization	approx. $89 million	approx. $92 million
Cost and Expense Reductions	approx. $50 million	approx. $50 million
Effective Tax Rate	approx. 25%	approx. 25%

(1) Does not include costs related to CEO succession process and related obligations.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 615-247-0252 (access code 4568859). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 404-537-3406 (access code 4568859).

Upcoming Management Presentations

•	May 16 Needham Emerging Technology Conference in New York

•	June 5 R.W. Baird Consumer, Technology and Services Conference in New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 4,900 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; the financial impact from the ongoing assessment of the Tax Cut and Jobs Act; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business;

continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to our website operations or information technology systems; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2017.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2018 and 2017 (restructuring, integration and transaction costs, asset impairment charges, a loss on debt retirement and tax reform) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	1st Quarter 2018	1st Quarter 2017
Reported Diluted EPS	$1.31	$1.16
Restructuring and integration costs	0.04	0.01
Asset impairment charges	0.03	0.07
Transaction costs	0.01	0.01
Loss on debt retirement	0.01	—
Impact of federal tax reform	(0.01)	—
Adjusted Diluted EPS	$1.39	$1.25

	Outlook
	2nd Quarter 2018	Full Year 2018
Reported Diluted EPS	$1.22 - $1.28	$5.34 - $5.54
Restructuring and integration costs	0.04	0.19
Asset impairment charges	—	0.03
Transaction costs	0.03	0.04
Loss on debt retirement	—	0.01
Impact of federal tax reform	—	(0.01)
Adjusted Diluted EPS	$1.29 - $1.35	$5.60 - $5.80

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2018(1)		2017(2)
Product revenue	$363.4		$372.2
Service revenue	128.5		115.6
Total revenue	491.9		487.8
Cost of products	(133.3)	(27.1%)	(132.5)	(27.2%)
Cost of services	(55.4)	(11.3%)	(46.8)	(9.6%)
Total cost of revenue	(188.7)	(38.4%)	(179.3)	(36.8%)
Gross profit	303.2	61.6%	308.5	63.2%
Selling, general and administrative expense	(211.3)	(43.0%)	(217.2)	(44.5%)
Net restructuring charges	(2.1)	(0.4%)	(1.0)	(0.2%)
Asset impairment charges	(2.1)	(0.4%)	(5.3)	(1.1%)
Operating income	87.7	17.8%	85.0	17.4%
Interest expense	(5.6)	(1.1%)	(4.8)	(1.0%)
Other income	1.3	0.3%	1.0	0.2%
Income before income taxes	83.4	17.0%	81.2	16.6%
Income tax provision	(20.1)	(4.1%)	(24.1)	(4.9%)
Net income	$63.3	12.9%	$57.1	11.7%

Weighted average dilutive shares outstanding	48.0		48.7
Diluted earnings per share	$1.31		$1.16

Capital expenditures	$14.0		$11.0
Depreciation and amortization expense	31.1		29.6
Number of employees-end of period	5,905		5,997

Non-GAAP financial measure - EBITDA(3)	$120.1		$115.6
Non-GAAP financial measure - Adjusted EBITDA(3)	125.5		122.4

(1) Effective January 1, 2018, we adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.5 million and a decrease in net income of $0.2 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and integration costs, transaction costs, asset impairment charges and loss on debt retirement) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2018 and 2017 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2018	2017
Net income	$63.3	$57.1
Interest expense	5.6	4.8
Income tax provision	20.1	24.1
Depreciation and amortization expense	31.1	29.6
EBITDA	120.1	115.6
Restructuring and integration costs	2.3	1.0
Transaction costs	0.5	0.5
Asset impairment charges	2.1	5.3
Loss on debt retirement	0.5	—
Adjusted EBITDA	$125.5	$122.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Cash and cash equivalents	$67.7	$59.2	$85.5
Other current assets	332.2	333.8	306.0
Property, plant & equipment-net	82.7	84.6	83.5
Intangibles-net	393.9	384.3	390.9
Goodwill	1,161.3	1,130.9	1,105.0
Other non-current assets	236.0	216.0	191.4
Total assets	$2,273.8	$2,208.8	$2,162.3

Current portion of long-term debt	$0.8	$44.0	$37.8
Other current liabilities	374.8	381.8	372.4
Long-term debt	741.7	665.3	701.7
Deferred income taxes	56.7	50.5	80.4
Other non-current liabilities	48.1	52.2	56.8
Shareholders' equity	1,051.7	1,015.0	913.2
Total liabilities and shareholders' equity	$2,273.8	$2,208.8	$2,162.3

Shares outstanding	47.8	48.0	48.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2018	2017
Cash provided (used) by:
Operating activities:
Net income	$63.3	$57.1
Depreciation and amortization of intangibles	31.1	29.6
Asset impairment charges	2.1	5.3
Prepaid product discount payments	(5.4)	(6.1)
Other	(10.3)	(11.6)
Total operating activities	80.8	74.3
Investing activities:
Purchases of capital assets	(14.0)	(11.0)
Payments for acquisitions	(52.4)	(5.2)
Other	(0.4)	0.4
Total investing activities	(66.8)	(15.8)
Financing activities:
Net change in debt	32.4	(19.5)
Dividends	(14.4)	(14.6)
Share repurchases	(20.0)	(15.0)
Shares issued under employee plans	5.2	5.0
Other	(7.8)	(5.9)
Total financing activities	(4.6)	(50.0)
Effect of exchange rate change on cash	(0.9)	0.4
Net change in cash and cash equivalents	8.5	8.9
Cash and cash equivalents: Beginning of period	59.2	76.6
Cash and cash equivalents: End of period	$67.7	$85.5

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2018(1)	2017(2)
Revenue:
Small Business Services	$316.3	$308.1
Financial Services	140.6	140.8
Direct Checks	35.0	38.9
Total	$491.9	$487.8

Operating income:(3)
Small Business Services	$58.9	$52.3
Financial Services	18.0	20.2
Direct Checks	10.8	12.5
Total	$87.7	$85.0

Operating margin:(3)
Small Business Services	18.6%	17.0%
Financial Services	12.8%	14.3%
Direct Checks	30.9%	32.1%
Total	17.8%	17.4%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.5 million and a decrease in net income of $0.2 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Operating income includes the following restructuring, integration and transaction costs, as well as asset impairment charges, in both periods:

	Quarter Ended March 31,
	2018	2017
Small Business Services	$4.0	$6.4
Financial Services	0.9	0.4
Direct Checks	—	—
Total	$4.9	$6.8

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2018 and 2017. The Company’s management believes that operating income by segment, excluding restructuring, integration and transaction costs and asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that affect the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING, INTEGRATION AND TRANSACTION COSTS
AND ASSET IMPAIRMENT CHARGES
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2018(1)	2017(2)
Adjusted operating income:(3)
Small Business Services	$62.9	$58.7
Financial Services	18.9	20.6
Direct Checks	10.8	12.5
Total	$92.6	$91.8
Adjusted operating margin:(3)
Small Business Services	19.9%	19.1%
Financial Services	13.4%	14.6%
Direct Checks	30.9%	32.1%
Total	18.8%	18.8%

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.5 million and a decrease in net income of $0.2 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Reported operating income reconciles to operating income excluding restructuring, integration and transaction costs, as well as asset impairment charges, in both periods as follows:

	Quarter Ended March 31,
	2018	2017
Reported operating income	$87.7	$85.0
Restructuring, integration and transaction costs and asset impairment charges:
Small Business Services	4.0	6.4
Financial Services	0.9	0.4
Direct Checks	—	—
Total	4.9	6.8
Adjusted operating income	$92.6	$91.8

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